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                                  EXHIBIT 15.2

                        [Letterhead of Genland Law Firm]

June 12, 2008

China Techfaith Wireless Communication Technology Limited Tower D2, IT Park, Electronic Town
No.10 A, Jiu Xian Qiao North Road
Chao Yang District
Beijing, China 100015
People's Republic of China

Dear Sirs,

Re: China Techfaith Wireless Communication Technology Limited (the "Company")

We consent to the reference to our firm under the headings "Risk Factors" and "Regulation," insofar as they purport to describe the provisions of PRC laws and regulations, in the Company's Annual Report on Form 20-F for the year ended December 31, 2007 (the "Annual Report") filed with the Securities and Exchange Commission (the "SEC"). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours faithfully,


                                        /s/ Genland Law Firm
                                        Genland Law Firm